UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 27, 2005
MDI, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-9463	75-2626358

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9725 Datapoint Drive San Antonio, Texas (Address of principal executive offices)	78229 (Zip Code)
Registrant’s telephone number, including area code: (210) 582-2664
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01 Changes in Registrant’s Certifying Accountant.
     On September 27, 2005, upon the recommendation and approval of the audit committee of its board of directors, MDI, Inc., Inc. (the “Company”) engaged Helin, Donovan, Trubee & Wilkinson, LLP (“HDT&W”) to serve as the Company’s independent auditors, replacing Grant Thornton LLP.
     On August 23, 2005, Grant Thornton advised the Company that it will decline to stand for reappointment as the independent registered public accounting firm of the Company for the year ending December 31, 2005. Grant Thornton advised the Company that effective at the earlier of November 15, 2005, the date the Company anticipates filing its Form 10-QSB for the quarter ended September 30, 2005 with the Securities and Exchange Commission (“SEC”), or the appointment of a new independent registered public accounting firm by the audit committee of the Company’s board of directors, Grant Thornton will no longer be the Company’s independent registered public accounting firm of record.
     With the appointment by the Company of HDT&W, effective September 27, 2005, Grant Thornton is no longer the independent registered public accounting firm of the Company.
     During the Company’s two most recent fiscal years and the subsequent interim period prior to the Company’s engagement of HDT&W, neither the Company nor anyone on behalf of the Company consulted with HDT&W regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements; or (ii) any other matter that was either the subject of a disagreement [as defined in Regulation S-B Item 304(a)(1)(iv)(A)] or a reportable event [as described in Regulation S-B Item 304(a)(1)(v)(B)].
     HDT&W has reviewed the disclosure in this report before it was filed with the Commission and has been provided an opportunity to furnish the Company with a letter addressed to the Commission containing any new information, clarification of the Company’s expressions of its views, or the respects in which it does not agree with the statements made by the Company in response to Item 304 of Regulation S-B. HDT&W did not furnish such as letter to the Company.
Item 9.01 Financial Statements and Exhibits.
(c) Exhibits.
99.1 Press Release of MDI, Inc. dated September 27, 2005.
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: September 27, 2005	MDI, Inc.
	By:	/s/ Richard A. Larsen
Richard A. Larsen
Senior Vice President and Secretary